UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	13-3950486
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Virginia Drive, Suite 100 Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This amendment hereby amends the registration statement on Form 8-A filed with the Securities and Exchange Commission on June 30, 2015, as previously amended, by supplementing Items 1 and 2 below with the following.

Item 1. Description of Registrant’s Securities to be Registered.

On February 9, 2018, Walter Investment Management Corp. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”) entered into Amendment No. 2 (the “Amendment”) to the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016 and amended on November 9, 2017, between the Company and the Rights Agent (as may be amended from time to time, the “Rights Agreement”).

The Rights Agreement previously defined the Final Expiration Date as the earliest to occur of (i) the close of business on November 11, 2018, (ii) the repeal of Section 382 or any successor statute if the Board of Directors of the Company (the “Board”) determines that the Rights Agreement is no longer necessary for the preservation of Tax Benefits (as defined in the Rights Agreement) or (iii) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.

The Amendment accelerates the Final Expiration Date to occur on February 9, 2018 and deletes the second and third prongs of that paragraph, and makes conforming changes to paragraph eight of the Form of Summary of Rights, attached as Exhibit C to the Rights Agreement, so that the Final Expiration Date is defined as the close of business on February 9, 2018.

The foregoing description of the Amendment is subject to, and qualified in its entirety by reference to, the full text of the Amendment, which is filed as Exhibit 4.3 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 15, 2016).

4.2	Amendment No. 1, dated as of November 9, 2017, to the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on November 9, 2017).

4.3	Amendment No. 2, dated as of February 9, 2018, to the Amended and Restated Section 382 Rights Agreement, dated as of November 11, 2016 and as amended on November 9, 2017, between Walter Investment Management Corp. and Computershare Trust Company, N.A., as Rights Agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Date: February 9, 2018	By:	/s/ John J. Haas
	Name:	John J. Haas
	Title:	General Counsel, Chief Legal Officer and Secretary